SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               LMI AEROSPACE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

       Missouri                                            43-1309065
(State of Incorporation or Organization)       (IRS Employer Identification No.)

3600 Mueller Road, St. Charles, Missouri                     63301
(Address of Principal Executive Offices)                   (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title Of Each Class                           Name Of Each Exchange On Which
To Be So Registered                           Each Class Is To Be Registered

     None                                                      None


If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

Securities Act  registration statement  file number  to which this form relates:
333-51357

Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock $0.02 par value
                                (Title of class)


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Item 1.  Description of Registrant's Securities to be Registered

Common Stock

The holders of Common Stock are entitled to cast one vote for each share of record on all matters to be voted on by shareholders, including the election of directors. The Company's Articles (and Bylaws) provide for a classified Board of Directors with three classes serving staggered three year terms so that approximately one-third of the directors will be elected at each annual meeting. Subject to payment or provision for full cumulative dividends in respect of any outstanding shares of preferred stocks, the holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of the Common Stock are entitled to share ratably in all remaining assets which are available for distribution to them after the payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. No holder of any share of Common Stock or any other security of the Company, either now or hereafter authorized or issued, shall have any preferential or preemptive right to acquire additional shares of Common Stock or any other security of the Company other than such, if any, as the Board of Directors may in its discretion from time to time determine.

Item 2.  Exhibits

3.1      Restated Articles of Incorporation of the Company

3.2      Amended and Restated Bylaws of the Company

4.1      Form of Common Stock Certificate

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

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                       LMI AEROSPACE, INC.



Date: May 20, 1998                     By: /s/ Ronald S. Saks
                                           Ronald S. Saks, President


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

                                  EXHIBIT INDEX


3.1 Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1 (File no. 333-51357) first filed on April 29, 1998).

3.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1 (File no. 333-51357) first filed on April 29, 1998).

4.1       Form of Common Stock Certificate (incorporated by reference to Exhibit
          4.1 to Registration Statement on Form S-1 (File no. 333-51357) first filed on April 29, 1998).


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